UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 3, 2004

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 3, 2004, Cost Plus, Inc. (the “Company”) entered into a purchase and sale agreement with Industrial Developments International, Inc. to purchase property with an existing 500,000 square foot building located in Stockton, CA (the “Facility”) for $25.1 million. The transaction is expected to close in early 2005 but is subject to an inspection period during which the Company may terminate the agreement at its discretion. A copy of the agreement is filed as Exhibit 10.1 to this current report on Form 8-K.

The Company currently operates three separate leased distribution facilities totaling approximately one million square feet in Stockton, CA. The purchase of the Facility is a key component of the Company’s long-term strategy with respect to maximizing the efficiency of its distribution operations in the Western United States. The Facility will replace and consolidate 500,000 square feet of space currently leased at two existing locations in Stockton, CA, and the land is of sufficient size to provide the Company with the flexibility for additional expansion to meet its future distribution space requirements. The Company intends to renovate the newly purchased building to create an efficient distribution facility. Total capital expenditures for the renovation of the purchased Facility are expected to be approximately $5.8 million and are expected to be completed in the first half of fiscal 2005.

The Company plans to finance $20 million of the purchase through a new 10 year fully amortizing commercial real estate loan, which will bear interest at LIBOR plus 0.875%. The Company also intends to enter into an interest rate swap agreement to effectively fix the interest rate on this note. The swap is expected to be accounted for as a cash flow hedge in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activity.”

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
10.1	Purchase and Sale Agreement and Joint Escrow Instructions, dated December 3, 2005, between the Company and Industrial Developments International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC

By:	/s/ John J. Luttrell
John J. Luttrell
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

Dated: December 3, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase and Sale Agreement and Joint Escrow Instructions, dated December 3, 2005, between the Company and Industrial Developments International, Inc.